Exhibit 99.1

Ondas Holdings Reports Record Third Quarter 2025 Financial Results—Robust Growth Outlook Supported by Execution at OAS, Strategic Growth Program and Strong Global Demand for Autonomous Drone Systems

Record quarterly revenue of $10.1 million in Q3; a more than 6-fold increase YoY and 60% growth QoQ

With a pro-forma cash balance of $840.4 million, we believe Ondas has one of the strongest balance sheets in the industry

Ondas is effectively deploying capital through acquisitions and investments highlighted by Sentrycs, Apeiro Motion, 4M Defense, and Rift Dynamics

2025 revenue target increased to at least $36 million; establishing preliminary revenue target of at least $110 million for 2026

Conference Call Scheduled for Today at 8:30 a.m. ET

BOSTON, MA / November 13, 2025 / Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence through its Ondas Autonomous Systems (OAS) business unit and private wireless solutions through Ondas Networks, reported financial and operating results for the third quarter ended September 30, 2025.

“Ondas delivered a record quarter with $10.1 million in revenue, highlighted by sustained growth momentum at OAS amid a powerful demand cycle for our unmanned platforms,” said Eric Brock, Chairman and CEO of Ondas Holdings. “I continue to be pleased with the execution of our core growth plan, led by our Iron Drone Raider and Optimus System platforms, and supported by the expansion of our senior leadership team at OAS which is helping to ensure we have the scalable infrastructure to sustain rapid growth in the years ahead. At the same time, our strategic program continues to advance, creating a deep and maturing pipeline of opportunities for the quarters and years ahead.”

“Our strategic growth plan is advancing and is benefiting from strong investor support as evidenced by the significant capital we’ve raised since June. Our pipeline is expanding and rapidly maturing, highlighted by the acquisition of Sentrycs scheduled to close this month, which we believe will strengthen our layered counter-UAS capabilities, and the acquisition of Apeiro Motion, which establishes a strong initial position in ground robotics tailored for defense and critical infrastructure markets. Similarly, the acquisition of 4M Defense adds a multi-domain robotics and ISR capability, opening a large subsurface intelligence and demining market with significant unmet demand that is now being addressed by OAS.”

“We believe these newly acquired companies bring exceptional platforms, leadership talent, and new customer relationships that expand our capabilities and reinforce our position as a leading global provider of next-generation defense and security technologies. Together, they support the buildout of a scalable operating platform designed to deliver sustainable growth, operating leverage, and long-term profitability.”

“The establishment of Ondas Capital and our expanding partnerships in Europe and Ukraine further strengthen our strategic footprint. We believe these initiatives, together with our investment in and partnership with Rift Dynamics, will advance our localization efforts across Europe and ensure Ondas is positioned to grow in these large and strategically important markets. With what we believe to be one of the strongest balance sheets in the industry, Ondas has demonstrated its ability to deploy capital effectively to drive growth, scale operations, and build a robust financial model characterized by increasing operating leverage and a clear path toward profitability.”

“At Ondas Networks, we continue to position our dot16 platform as the rail industry’s primary roadmap for private network modernization in North America. We were pleased to see the AAR’s Wireless Communications Committee formally declare dot16 as the upgrade path for the legacy 160 MHz network, joining the 900 MHz and 450 MHz networks where dot16 has already been adopted. In parallel, multiple Class 1 railroads have begun engaging with us to develop in-field pilots for new critical applications, reinforcing the long-term strategic value of the Ondas Networks platform.”

“We are doing what we said we would do, when we laid out our core-plus-strategic growth plan at our OAS Investor Day in July. This plan is supported by an exceptionally strong financial position and a growing institutional investor base. With record customer activity, a growing backlog, and increasing visibility, we are building a highly scalable platform at Ondas. We expect to exit 2025 with a record backlog and clear visibility on significant revenue growth into 2026 and beyond,” Brock concluded.

Third Quarter 2025 and Recent Highlights – Ondas Holdings

●	Raised approximately $855 million in 2025 through four equity offerings and warrant and option exercises, transforming the balance sheet and providing significant capital to support the Company’s expanded business plan.

●	Launched Ondas Capital Inc. (“Ondas Capital”), a new advisory service and strategic investment management service platform established to deploy $150 million in capital to advance a Technology Bridge strategy connecting dual-use, combat-proven unmanned and autonomous technologies originating in Ukraine to the United States and Europe. The initiative aims to localize production, accelerate commercialization, and scale proven platforms, strengthening Allied industrial capacity and establishing a sustainable financial framework for integrating next-generation defense technologies across key markets.

●	Appointed James Acuna, former senior CIA operations officer and founder of the Baltic Ghost Wing Center of Excellence, as Chief Operating Officer of Ondas Capital to lead the initial investment and partnership program.

●	Appointed Mark Green, former Head of Technology Investment Banking at Ladenburg Thalmann, as Head of Corporate Development and M&A, supporting strategic growth initiatives across Ondas Holdings, OAS, Ondas Networks, and Ondas Capital.

●	Appointed Brigadier General Patrick Huston, U.S. Army (Ret.), as General Counsel of Ondas Holdings. A former OAS advisor, General Huston brings over 35 years of military, legal, and technology leadership, including senior roles with the 101st Airborne Division, JSOC, and U.S. Central Command. His deep expertise in defense procurement, regulatory affairs, and autonomous systems strengthens Ondas’ legal and strategic capabilities as the Company expands its global defense and security operations.

●	Announced a strategic investment in Rift Dynamics AS, a Norway-based defense technology company developing low-cost, attritable drone systems for Allied defense markets.

●	Participated as a strategic investor in offerings by Kopin Corporation, LightPath Technologies, and Safe Pro Group, reinforcing Ondas’ engagement with the broader defense and sensing technology ecosystem.

●	Hosted the inaugural Nantucket Defense Tech Summit, convening emerging technology vendors, supply chain partners, and institutional investors to advance collaboration and investment in next-generation defense and autonomous systems.

Third Quarter 2025 and Recent Highlights – Ondas Autonomous Systems (OAS)

●	Generated approximately $10.0 million in revenue during the third quarter of 2025, representing a more than 8-fold increase from the same period in 2024.

●	OAS backlog reached $22.2 million as of September 30, 2025, up from $20.7 million at the end of Q2, reflecting continued global demand for the Optimus and Iron Drone platforms.

●	Completed multiple government-led counter-UAS pilot programs in Europe and Asia, validating the Iron Drone Raider’s superior performance in GPS-denied and complex environments and paving the way for long-term homeland security C-UAS infrastructure deployments.

●	Secured a $2.7 million order from a major defense customer for Iron Drone Raider for multiple units.

●	Secured a $3.5 million order from a leading defense entity for Apeiro’s rugged UGVs and modular payloads, strengthening OAS’ position in the global ground robotics market.

●	Secured GreenUAS Cleared List certification for the Optimus drone, positioning the system for Department of War Blue List inclusion as a trusted, NDAA-compliant autonomous platform.

●	Appointed Maj. Gen. (Ret.) Yoav Har-Even, former CEO of Rafael Advanced Defense Systems, to the OAS Advisory Board, adding exceptional global defense leadership and operational experience to guide the scaling of OAS operations and support the Company’s strategic acquisition program.

●	Appointed Brig. Gen. (Res.) Yaniv Rotem to the OAS Advisory Board, formally launching an advisory board and reinforcing high-level defense R&D and innovation guidance.

●	Appointed Dr. Irit Idan to the OAS Advisory Board, bringing deep expertise in AI, robotics and defense innovation to support OAS’ technology and strategic roadmap.

●	Iron Drone Raider was selected by Securiton Germany, a leading integration partner to the German Armed Forces and other critical security operators, following successful system integration and demonstrations conducted in Germany by Airobotics. The joint demonstrations showcased Iron Drone’s advanced counter-UAS capabilities and seamless interoperability within Securiton’s defense and security frameworks.

●	American Robotics participated in CUAS – IDICE 2025, an international counter-UAS exercise organized by UAS Norway in cooperation with INTERPOL, showcasing the combat-proven Iron Drone Raider system to global defense, homeland security, and law-enforcement leaders.

●	Established strategic partnership with Rift whereby American Robotics secured exclusive U.S. distribution rights for Rift’s Wåsp attritable FPV drone platform. An initial order was placed for 500 units of the Wåsp to support its launch in the U.S. defense market.

●	Expanded the Rift partnership to include Nammo Raufoss AS (“Nammo”), a leading munitions manufacturer with strong U.S. operations, enabling a fully integrated warhead solution for the Wåsp strike drone for defense customers in the U.S.

●	Entered into a definitive agreement with Sentrycs, an Israeli counter-UAS company specializing in RF-based drone detection, identification, and mitigation technologies. We believe Sentrycs’ systems will provide passive, signal-intelligence-driven protection against intruder drones, complementing Iron Drone Raider and expanding OAS’ layered counter-UAS architecture across detection, interception, and electronic defense.

●	Acquired Apeiro Motion (Apeiro), an Israeli robotics innovator developing advanced unmanned ground vehicles (UGVs), quadrupedal robots, and fiber-optic communication spools for radio-independent UAV and UGV operations expanding OAS’ multi-domain autonomy portfolio.

●	Acquired a controlling interest in 4M Defense, a specialized land intelligence and demining company focused on autonomous robotics and AI-driven subsurface mapping for landmine, IED, and UXO detection and clearance. The acquisition extends OAS’ Continuum of Autonomy into subsurface operations, adding humanitarian and defense-grade demining capabilities.

●	Acquired a controlling interest in S.P.O. Smart Precision Optics (SPO), an Israeli manufacturer of advanced precision optical components and systems. The acquisition expands OAS’ core capabilities in high-end electro-optics supporting missile defense, high-power laser, and counter-drone applications.

●	Acquired a controlling interest in Insight Intelligent Sensors, adding AI-powered electro-optical and situational-awareness technologies that deliver sensor performance comparable to top tactical systems seamlessly integrated across air, ground, and maritime domains.

●	Launched a new line of combat-proven, NDAA-compliant Made-in-the-USA fiber-optic spools based on Apeiro’s products for drones and ground robotics. Production will begin at American Robotics in Q4 2025, delivering secure, jam-proof connectivity for defense and homeland security missions. We believe the spools’ proven battlefield performance, U.S.-sourced materials, and proprietary packing process position them as the most reliable fiber-communications solution for multi-domain operations.

“Business continues to strengthen at OAS, supported by the addition of exceptional talent as we invest in our leadership foundation designed for scale,” said Oshri Lugassy, Co-CEO of OAS. “We are aligning the new capabilities provided by Apeiro, SPO, Insight, Sentrycs, and 4M Defense into a single, integrated operating model that amplifies both our technological impact and market reach. This integration is unlocking meaningful cross-domain opportunities—linking air, ground, and sensing systems under one unified vision—while enhancing efficiency and accelerating innovation across the organization.”

“We are positioning OAS in front of a major demand curve for our autonomous systems. We believe the protection of critical infrastructure and borders in the U.S. and Europe is an urgent and growing priority, and OAS is exceptionally well positioned to meet that need. Our market strength will be further enhanced by the addition of Sentrycs, which we belive will enable us to offer a truly layered counter-UAS solution suite combining detection, cyber-control, and kinetic interception under one integrated architecture.”

“Across both our go-to-market and product development efforts, we are focused on execution, collaboration, and operational excellence,” Lugassy continued. “OAS is executing a disciplined growth strategy—expanding deployments, increasing manufacturing capacity, and deepening strategic engagements across key global markets. We remain on track for a record year in 2025 and are building the foundation for significant, sustained expansion in the years ahead.”

Third Quarter 2025 and Recent Highlights – Ondas Networks

●	The Association of American Railroads (AAR) Wireless Communications Committee (WCC) announced in September that IEEE 802.16t (“dot16”) will serve as the upgrade path for the legacy 160 MHz LMR voice network, joining the 900 MHz and 450 MHz networks where dot16 has already been formally adopted.

●	The WCC decision on 160 MHz now positions Ondas Networks for a multi-year upgrade cycle across all AAR-owned frequencies, covering thousands of miles of railroad infrastructure throughout North America.

●	Several railroads including two Class 1 railroads have immediately engaged with Ondas Networks to develop in-field, Proof of Concept (POC) application testing of dot16 over the 160 MHz network to address telecommunications, signaling and general operational issues. Three POCs are being prepared for deployment on three different properties in Q4 2025 and Q1 2026.

●	Recent security bulletins from Cybersecurity and Infrastructure Security Agency highlighting vulnerabilities in legacy Head-of-Train/End-of-Train (HoT/EoT) technology have accelerated industry efforts to finalize the Next-Generation HoT/EoT (NGHE) Generation 4 specifications in 2026, which will incorporate Ondas’ 802.16t Direct-Peer-to-Peer protocol.

●	A Class 1 railroad that had previously deployed 900 MHz equipment on a subdivision in the Chicago area to meet the Federal Communications Commission’s deadline for the move to the new A Block has now transitioned its complete installation of base stations and wayside devices to IEEE 802.16. This enables the general-purpose network capabilities of dot16 and allows connecting wayside devices such as hotbox detectors to the dot16 network.

●	Ondas Networks continues to expand the ecosystem for dot16-enabled applications for all dot16-enabled networks. Third-party dot16 enabled applications enjoy end-to-end bi-directional communications over the railroads’ existing networks, including both data uploads to the back office and remotely initiated software maintenance activities, enabling the elimination of expensive cell modem connections and costly field maintenance visits.

●	Contractual adjustments are being finalized to accommodate the current tariff environment between the United States and India. This change allows Ondas to commence the production of radio boards destined to the Indian market with first commercial deliveries in early 2026.

Markus Nottelmann, Chief Executive Officer of Ondas Networks, commented, “We are encouraged by the broadening industry acceptance of dot16 across all AAR-owned spectrum bands, and especially by the enthusiasm from multiple Class 1 railroads for the opportunities emerging in the 160 MHz network. The Proof-of-Concept programs we have co-designed with our railroad partners—scheduled to launch on three separate properties in Q4 2025 and early 2026—represent important milestones that we expect will lead to full productization and commercialization in 2026.”

“As we continue to expand the ecosystem of dot16-enabled third-party applications, we remain focused on delivering near-term value through our existing product lines,” Nottelmann continued. “We are on track to deliver new Advanced Civil Speed Enforcement System radios for the Northeast Corridor and next-generation Head-of-Train systems for the Indian market in Q4 2025. These efforts reflect our commitment to execution and customer success while positioning Ondas Networks at the center of next-generation rail communications and safety systems.”

Third Quarter 2025 Financial Summary

Ondas reported revenues of $10.1 million for the third quarter of 2025, a 582% increase from $1.5 million in the third quarter of 2024. This significant increase was primarily driven by ongoing deliveries of Iron Drone and Optimus systems under contracts with military and public safety customers and revenue from the recent Apeiro Motion acquisition.

Gross profit rose to $2.6 million compared to $0.05 million in the third quarter of 2024. This resulted in a gross profit margin of 26% in the third quarter of 2025 versus 3% in the third quarter of 2024. This improvement is the result of increased revenues absorbing more of the fixed operations costs. Gross margins are expected to fluctuate on a quarter-to-quarter basis depending on the mix of revenue.

Operating expenses increased by $9.4 million to $18.1 million, up from $8.7 million in the third quarter of 2024. Approximately $5.0 million of the increase relates to non-cash stock compensation expenses. Approximately $4.4 million of the increase relates to cash operating expense due to increased payroll costs to build out the OAS and corporate management teams supporting the expected continued scaling of business operations and revenue growth, as well as for legal and other professional services related to our acquisition program and other strategic initiatives.

A reconciliation of cash operating expenses, a non-GAAP measure, is provided in the attached financial tables.

Operating loss was $15.5 million, compared to $8.7 million in the third quarter of 2024, primarily due to the increase in operating expenses partially offset by the increased gross profit.

Net loss was $7.5 million, compared to $9.5 million in the third quarter of 2024, which included an increase of $2.0 million in interest and dividend income from the increased cash balance, as well as a $6.9 million unrealized gain on minority equity investments made during the third quarter.

Adjusted EBITDA was a loss of $8.8 million, compared to $7.1 million in the third quarter of 2024. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

Balance Sheet and Cash Flow

Ondas ended the third quarter of 2025 with $433.4 million in cash, cash equivalents and restricted cash, compared to $30.0 million as of December 31, 2024. Pro forma cash balances were approximately $840.4 million, adjusted for the $407.0 million in net proceeds raised in an equity offering on October 7, 2025 and before cash used for operations and to finance acquisitions and investments in Q4 2025.

Cash flows from financing activities in the nine-months ended September 30, 2025 was $448.2 million, were provided through various equity offerings, as well as through the exercise of warrants and options. Cash used in investing activities was $18.7 million. Cash used in operating activities was $26.0 million in the current period compared to $25.4 million in the first nine months of 2024.

Convertible debt outstanding, net of issuance costs, was $9.5 million as of September 30, 2025, a significant decrease from $52.7 million as of December 31, 2024. The decrease was driven by the conversion of all of the holding-company convertible debt into equity. The remaining convertible debt is convertible into shares of subsidiary companies.

As a result of the financing activities and the debt conversions, total shareholders’ equity increased to $487.2 million as of September 30, 2025, an increase of $470.6 million from $16.6 million as of December 31, 2024.

Operational and Financial Outlook

The Company continues to experience strong growth in 2025 and now expects to generate revenue of at least $36 million for the year, an increase from the prior target of at least $25 million. This new revenue target reflects continued strong performance of Ondas’ core OAS business and the addition of newly acquired businesses since the beginning of the second quarter of 2025. This outlook is supported by results to date and the $23.3 million in consolidated backlog at the end of Q3 2025, as well as visibility on expected production and delivery schedules with customers. Revenue expectations for Ondas Networks are modest given the delayed ramp in network deployments from the Class I Railroads. The Company expects to end the year with record backlog positioning Ondas for continued strong growth into 2026. The Company has established a preliminary revenue target of at least $110 million for 2026.

Bookings and revenue growth are expected to fluctuate from quarter-to-quarter given the variability around both expected orders associated with program expansion with existing customers, as well as the timing of the addition of new customers at OAS, and the timing of rail network buildouts for Ondas Networks.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today, November 13, 2025, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time).  and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event. here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

Date: Thursday, November 13, 2025

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems and private wireless solutions through its business units Ondas Autonomous Systems (OAS), Ondas Capital and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS delivers a portfolio of AI-powered defense and security platforms that are deployed globally to safeguard sensitive locations, populations, and infrastructure. Through its subsidiaries American Robotics, Airobotics, and Apeiro Motion, OAS offers the Optimus System—the first U.S. FAA-certified small UAS for automated aerial security and data capture—the Iron Drone Raider—an autonomous counter-UAS platform—and Apeiro’s advanced ground robotics and tethered UAV systems, supported by innovative navigation and communications technologies.

Ondas Capital plans to combine advisory services and strategic investment management services to accelerate the rapid scaling and global deployment of unmanned and autonomous systems to Allied defense and security markets.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Apeiro Motion: www.apeiro-motion.com, LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of Adjusted EBITDA and cash operating expenses, the non-GAAP financial measures, contained in this press release to the most directly comparable measures under GAAP, which reconciliations are set forth in the tables below.

We believe that Adjusted EBITDA and cash operating expenses facilitate analysis of our ongoing business operations because such measures exclude items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate Adjusted EBITDA and cash operating expenses differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and cash operating expenses should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that cash operating expenses improve comparability from period to period by removing the impact of depreciation, amortization and stock-based compensation as set out in the tables below, which management has determined are not reflective of core operating expenses and thereby assist investor with assessing trend in our underlying business.

Management uses Adjusted EBITDA and cash operating expenses in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888.350.9994

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$432,816,982	$29,958,106
Restricted cash	576,575	41,215
Certificates of deposit	917,570	-
Investments in marketable equity securities	17,893,276	-
Accounts receivable, net	5,222,547	5,223,182
Inventory, net	12,522,999	9,821,692
Other current assets	8,926,036	2,476,356
Total current assets	478,875,985	47,520,551

Property and equipment, net	2,595,499	2,586,691

Other Assets:
Goodwill, net of accumulated impairment charges	34,773,934	27,751,921
Intangible assets, net	28,120,281	27,178,057
Long-term equity investments	587,250	-
Deposits and other assets	663,043	663,073
Operating lease right of use assets	4,534,577	3,921,995
Total other assets	68,679,085	59,515,046
Total assets	$550,150,569	$109,622,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,377,187	$5,659,643
Operating lease liabilities	1,635,116	1,121,565
Accrued expenses and other current liabilities	7,368,895	4,719,214
Notes payable, net of unamortized debt discount and issuance costs of $0 and $226,785, respectively, related party	1,500,000	1,273,215
Convertible notes payable, net of unamortized debt discount and issuance cost of $55,439 and $362,237, respectively, related party	5,414,561	5,137,763
Convertible notes payable, net of unamortized debt discount and issuance cost of $121,124 and $5,236,362, respectively	4,108,876	31,947,445
Deferred revenue	2,097,848	329,025
Government grant liability	805,390	388,752
Total current liabilities	31,307,873	50,576,622

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current, net of unamortized debt discount and issuance cost of $0 and $1,681,784, respectively	-	15,568,216
Accrued interest	23,171	20,041
Government grant liability, net of current	2,165,785	2,168,430
Operating lease liabilities, net of current	5,011,647	4,961,967
Deferred tax liability	867,483	-
Other liabilities	99,884	82,500
Total long-term liabilities	8,467,970	23,101,154
Total liabilities	39,775,843	73,677,776

Commitments and Contingencies (Note 15)

Temporary Equity
Redeemable noncontrolling interest	23,151,014	19,361,205

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized and none issued or outstanding at September 30, 2025 and December 31, 2024	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized and none issued or outstanding at September 30, 2025 and December 31, 2024	-	-
Common Stock - par value $0.0001; 400,000,000 and 300,000,000 shares authorized at September 30, 2025 and December 31, 2024, respectively; 329,515,817 and 93,173,191 issued and outstanding, respectively September 30, 2025 and December 31, 2024, respectively	32,951	9,317
Additional paid in capital	754,767,458	252,941,813
Accumulated deficit	(268,722,540)	(236,367,823)
Total Ondas Holdings stockholders’ equity	486,077,869	16,583,307
Noncontrolling interest	1,145,843	-
Total stockholders’ equity	487,223,712	16,583,307
Total liabilities and stockholders’ equity	$550,150,569	$109,622,288

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenues, net	$10,098,310	$1,480,792	$20,619,880	$3,063,652
Cost of goods sold	7,493,915	1,433,232	13,194,865	3,601,969
Gross profit (loss)	2,604,395	47,560	7,425,015	(538,317)

Operating expenses:
General and administrative	10,595,469	4,114,986	22,583,398	12,177,062
Sales and marketing	2,999,720	1,410,944	7,695,545	4,040,798
Research and development	4,512,756	3,182,345	12,209,164	9,335,323
Total operating expenses	18,107,945	8,708,275	42,488,107	25,553,183

Operating loss	(15,503,550)	(8,660,715)	(35,063,092)	(26,091,500)

Other income (expense), net
Other income (expense), net	31,479	(1,786)	13,113	(3,853)
Change in fair value of government grant liability	(87,186)	(86,307)	(354,560)	462,710
Interest and dividend income	1,992,274	121,608	2,443,420	306,385
Unrealized gain on investments	6,893,277	-	6,893,277	-
Interest expense	(444,449)	(871,335)	(5,872,818)	(2,357,497)
Foreign exchange gain (loss), net	(55,245)	(27,733)	(119,240)	11,667
Total other income (expense), net	8,330,150	(865,553)	3,003,192	(1,580,588)

Loss before income taxes	(7,173,400)	(9,526,268)	(32,059,900)	(27,672,088)

Provision for income taxes	307,456	-	307,456	-

Net loss	(7,480,856)	(9,526,268)	(32,367,356)	(27,672,088)
Less preferred dividends attributable to noncontrolling interest	390,000	390,000	1,170,000	1,114,138
Less deemed dividends attributable to accretion of redemption value	924,202	755,644	2,619,809	2,112,784
Less net loss attributable to noncontrolling interest	(12,639)	-	(12,639)	-
Net loss attributable to common stockholders	$(8,782,419)	$(10,671,912)	$(36,144,526)	$(30,899,010)

Net loss per share - basic and diluted	$(0.03)	$(0.15)	$(0.21)	$(0.46)

Weighted average number of common shares outstanding, basic and diluted	259,909,415	70,741,662	172,423,160	66,732,781

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(32,367,356)	$(27,672,088)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Investment gains	(6,893,277)	-
Depreciation	565,643	424,637
Amortization of debt discount and issuance costs	4,690,079	1,502,657
Amortization of intangible assets	3,203,867	3,161,729
Amortization of right of use asset	845,168	902,851
Retirement of assets	-	1,578
Loss on intellectual property	15,704	-
Change in fair value of government grant liability	198,260	(605,889)
Stock-based compensation	9,210,913	988,683
Changes in operating assets and liabilities:
Accounts receivable	19,615	553,887
Inventory	(2,641,942)	(4,402,549)
Other current assets	(5,761,619)	426,879
Deposits and other assets	30	117,125
Accounts payable	1,177,340	(482,249)
Accrued expenses and other current liabilities	3,964,336	(71,933)
Deferred revenue	(1,339,559)	170,776
Operating lease liability	(894,519)	(459,243)
Deferred tax liability	(11,356)	-
Other liabilities	1,048	82,500
Net cash flows used in operating activities	(26,017,625)	(25,360,649)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(44,812)	(22,030)
Purchase of equipment	(437,298)	(1,606,358)
Proceeds from sale of equipment	-	1,700
Purchase of software intangible	(15,615)	(32,678)
Purchase of long-term equity investment	(587,250)	-
Purchases of equity securities	(10,999,999)	-
Cash paid for asset acquisition, net of cash acquired	(169,724)
Cash paid for business acquisition, net of cash acquired	(6,488,921)	-
Net cash flows used in investing activities	(18,743,619)	(1,659,366)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of noncontrolling interest in Ondas Networks, net of issuance costs	-	4,375,035
Proceeds from sale of common stock and warrants, net of issuance costs	422,308,698	7,327,334
Proceeds from exercise of options and warrants	23,549,209	8,702
Proceeds from exercise of warrants in OAS	1,158,482	-
Proceeds from convertible notes payable, net of issuance costs, related party	-	1,482,868
Proceeds from convertible notes payable, net of issuance costs	923,358	-
Proceeds from notes payable, net of issuance costs, related party	-	1,377,524
Proceeds from government grant	364,683	299,838
Payments on government grant liability	(148,950)	-
Net cash flows provided by financing activities	448,155,480	14,871,301

Increase (decrease) in cash, cash equivalents, and restricted cash	403,394,236	(12,148,714)
Cash, cash equivalents, and restricted cash, beginning of period	29,999,321	15,022,000
Cash, cash equivalents, and restricted cash, end of period	$433,393,557	$2,873,286

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$8,120	$16,845
Cash paid for income taxes	$9,662	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Preferred dividends attributable to redeemable noncontrolling interest	$1,170,000	$1,114,138
Accretion of redeemable preferred stock in Ondas Networks	$2,619,809	$2,112,784
Common stock issued in exchange for debt repayment	$53,218,418	$2,079,375
Noncash consideration for settlement of development agreement payable	$-	$342,428
Warrants in Ondas Autonomous Systems, in relation to sale of common stock	$-	$954,737
Warrants in Ondas Holdings, in relation to sale of common stock	$-	$2,198,559
Warrants in relation to sale of redeemable preferred stock in Ondas Networks	$-	$1,471,194
Warrants in Ondas Networks, in relation to notes payable and convertible notes payable	$345,403	$589,924
Transfer of equipment into inventory	$-	$2,289,539
Operating leases right-of-use assets obtained in exchange of lease liabilities	$1,457,750	$-

ONDAS HOLDINGS INC.

RECONCILIATIONS OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Loss	$(7,480,856)	$(9,526,268)	$(32,367,356)	$(27,672,088)
Depreciation	195,954	190,332	565,643	424,637
Amortization of intangible assets	1,086,692	1,056,141	3,203,867	3,161,729
Other (income) expense, net(1)	(8,330,150)	865,553	(3,003,192)	1,580,588
Provision for income taxes	307,456	-	307,456	-
Stock-based compensation	5,459,575	311,133	9,210,913	988,683
Adjusted EBITDA	$(8,761,329)	$(7,103,109)	$(22,082,669)	$(21,516,451)

(1)	Other (income) expense, net includes interest and dividend income, unrealized gain on investments, interest expense, foreign exchange gain (loss), net, change in fair value of government grant liability, and other income (expense), net included on the Company’s Condensed Consolidated Statements of Operations.

ONDAS HOLDINGS INC.

RECONCILIATIONS OF CASH OPERATING EXPENSES

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Total operating expenses	$18,107,945	$8,708,275	$42,488,107	$25,553,183
Depreciation	(191,307)	(190,332)	(531,844)	(366,978)
Amortization of intangible assets	(1,086,692)	(1,056,141)	(3,203,867)	(3,161,729)
Stock-based compensation	(5,226,818)	(292,421)	(8,651,014)	(932,923)
Cash operating expenses	$16,829,946	$7,461,802	$38,752,396	$22,024,476